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                                   EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Alpha Industries, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-32957, No. 33-11356 and No. 33-47901) on Form S-8 of Alpha Industries, Inc. of our report dated April 30, 1999 relating to the consolidated balance sheets of Alpha Industries, Inc. and subsidiaries as of March 28, 1999 and March 29, 1998 and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended March 28, 1999, which report appears in the March 28, 1999 annual report on Form 10-K of Alpha Industries, Inc.





/s/ KPMG LLP
-------------------------
KPMG LLP
Boston, Massachusetts
June 25, 1999